Exhibit 99.1

Contact:                 Jane W. McCahon, Vice President, Corporate Relations

                                (312) 592-5379; jane.mccahon@teldta.com

                                Julie D. Mathews, Manager, Investor Relations

                                (312) 592-5341; julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS and U. S. Cellular Announce Preliminary

Fourth Quarter and 2010 Results

CHICAGO — Feb. 3, 2011 — Telephone and Data Systems, Inc. [NYSE: TDS, TDS.S] today announced selected customer information for the fourth quarter of 2010 and updated guidance for the full year 2010.

U.S. Cellular [NYSE: USM] ended 2010 with approximately 6.1 million total customers. During the fourth quarter, U.S. Cellular lost 10,000 postpaid customers and 11,000 prepaid customers.  However, U.S. Cellular experienced higher than anticipated acceptance of its new, bundled Belief Project plans, with nearly 1.2 million new and existing customers adopting these plans, and higher than expected sales of smartphones.  In addition, both the postpaid churn rate and ARPU for the quarter improved sequentially and year-over year.  The Belief Project, launched on Oct. 1, 2010, is an innovative set of services and products designed to further differentiate U.S. Cellular in the marketplace.

TDS said that it expects U.S. Cellular to report service revenues for the year ended Dec. 31, 2010 just slightly below the low end of the guidance range of $3,925 - $3,975 million provided on Nov. 4, 2010, adjusted OIBDA(1) for the year less than 5 percent below the low end of the range of $800 - $850 million, and operating income for the year approximately 5 percent below the low end of the range of $200 - $250 million. Capital expenditures and depreciation, amortization and accretion are expected to be in line with previous guidance.

U.S. Cellular’s financial performance fell below expectations due to the impact of certain promotions offered during the quarter in response to intense competition. These promotions, which included switching credits, reduced activation fees and increased handset subsidies, were designed to attract and retain customers, as well as to drive growth in smartphone penetration and the number of customers using data services. For the quarter, smartphones represented 39 percent of all handsets sales, with Android-powered devices leading the way.  While near-term profitability was impacted, it is expected that ARPU will benefit from the inclusion of these devices in the subscriber base.

Results at TDS Telecom are expected to fall within the upper ends of the ranges provided on Nov. 4, 2010 for revenues ($785 - $800 million), adjusted OIBDA(1)  ($265 - $280 million) and operating income ($90 - $105 million). Capital expenditures and depreciation, amortization and accretion are expected to be in line with previous guidance (approximately $175 million and approximately $155 million, respectively).

Complete details about the quarter and year, along with our outlook for 2011, will be provided during the investor call currently scheduled for Thurs., Feb. 24, 2011 at 9:30 a.m. CST.

(1)     Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization, and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any). This measure also may be commonly referred to by management as operating cash flow. This measure should not be confused with cash flows from operating activities, which is a component of the consolidated statement of cash flows. Adjusted OIBDA excludes the net gain or loss on asset disposals and loss on impairment of assets, if any, in order to show operating results on a more comparable basis from period to period. U.S. Cellular does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual, and accordingly, they may be incurred in the future.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone and broadband services to approximately 7.2 million customers in 36 states through its business units, U.S. Cellular and TDS Telecom. Founded in 1969 and headquartered in Chicago, TDS employed 12,400 people as of Dec. 31, 2010.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS:  www.teldta.com

TDS Telecom: www.tdstelecom.com

USM: www.uscellular.com

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